Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

February 27, 2007

CONTACT:	Brian Schaefgen
(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. REPORTS FULL YEAR AND FOURTH QUARTER 2006 FINANCIAL RESULTS

Newport Beach, California, February 27, 2007—Ambassadors International, Inc. (NASDAQ:AMIE) reported revenue of $146.0 million for the year ended December 31, 2006, compared to $26.9 million for the year ended December 31, 2005. In addition, the Company reported net income of $5.7 million, or $0.50 per diluted share, for the year ended December 31, 2006, up from $3.1 million, or $0.30 per diluted share, for the year ended December 31, 2005.

For the three months ended December 31, 2006, the Company reported revenue of $50.4 million, up from $4.8 million for the three months ended December 31, 2005. In addition, the Company reported a net loss of $1.8 million, or $0.16 per diluted share, for the three months ended December 31, 2006, compared to a net loss of $0.1 million, or $0.01 per diluted share, for the three months ended December 31, 2005.

Fourth Quarter Financial Results

We achieved revenues of $50.4 million in the fourth quarter of 2006, an increase of $45.7 million from the fourth quarter of 2005. For the quarter ended December 31, 2006, the increase in revenue resulted from the addition of $19.2 million in cruise-related revenue from our cruise operations which commenced in 2006. We did not report any cruise related revenue in the quarter ended December 31, 2005. Our marine revenue increased $27.2 million over 2005 as a result of the addition of new marine operations in 2006, including the acquired operations of Bellingham Marine in July 2006 and our shipyard operations which commenced in April 2006. Our travel, incentive and event related revenue increased $0.4 million primarily due to an increase in program volume. These increases in revenue were slightly offset by a decrease in insurance premiums earned of $1.2 million due to a decrease in premiums earned on existing insurance programs as a result of not entering into any new programs in 2006.

Our costs and operating expenses were $55.8 million in the fourth quarter of 2006, an increase of $49.0 million in the fourth quarter of 2006 from the fourth quarter of 2005. This increase was primarily due to $23.5 million in cruise operating expenses and other selling, general and administrative and depreciation expenses associated with our cruise segment. In addition, our cost of marine revenue increased $20.5 million related to revenues generated from our new construction and shipyard operations which commenced during 2006.

We reported other income (expense) for the three months ended December 31, 2006 of $2.9 million, compared to $0.9 million for the three months ended December 31, 2005. During the fourth quarter we received $2.75 million in exchange for a non-compete agreement extension upon dissolution of a minority investment and $0.5 million of insurance proceeds from our claim related to the grounding of the Empress of the North which occurred in March 2006. These amounts were reported in other income and were partially offset by interest expense related to our vessel mortgages assumed in 2006.

We reported an income tax benefit of $0.6 million for the three months ended December 31, 2006, compared to a tax benefit of $1.0 million for the three months ended December 31, 2005.

Our financial results for the fourth quarter were negatively impacted by the cancellation of one partial and three consecutive cruises onboard our Mississippi Queen® due to an outbreak of stomach illness which was later determined to be a case of norovirus. We experienced a loss of passenger revenue and incurred additional costs and expenses related to passenger handling and cleaning from this incident. We have filed an insurance claim for these losses and anticipate recovery of certain of these losses in future quarters.

Recent News

On February 22, 2007, we announced our signing of a definitive agreement to acquire Windstar Cruises for consideration of approximately $100 million. This transaction is expected to close in April 2007.

Conference Call

Ambassadors International, Inc. will host a conference call to discuss the results of operations and our proposed acquisition of Windstar Cruises, including anticipated financial results of such acquisition, on Wednesday, February 28, 2007 at 11:30 a.m. Eastern Time. Interested parties may join the call by dialing (866) 632-2359, conference password: ANALYST. The conference call may also be joined via the Internet at www.ambassadors.com/investor. For conference replay access, parties may dial (800) 642-1687, conference ID#: 8619437 and follow the prompts, or visit the www.ambassadors.com/investor website. Post call webcast access will be available two hours following the webcast. A transcript of this conference call will be attached as an exhibit to a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission.

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Majestic America Line, a North American river and coastal cruising company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Forward-Looking Statements

This press release contains forward-looking statements that involve various risks and uncertainties. The forward-looking statements contained in this release are based on our current expectations and entail various risks and uncertainties that could cause our actual results to differ materially from those suggested in our forward-looking statements. We believe that such risks and uncertainties include, among others, general economic and business conditions; overall conditions in the cruise, marine, travel and insurance industries; potential claims related to our reinsurance business; further declines in the fair market value of our investments; lower investment yields; unexpected events that disrupt the operations of our cruise operations; environmental related factors; our ability to consummate the acquisition of Windstar Cruises in a timely manner or at all; our ability to successfully integrate the operations of companies or businesses we acquire and realize the expected benefits of our acquisitions (including Windstar Cruises); our ability to successfully and efficiently operate the businesses that we acquire (including Windstar Cruises); our ability to compete effectively in the U.S. and international cruise markets; our ability to compete effectively in the U.S. and international marina construction markets, including our ability to obtain construction contracts; our ability to effectively and efficiently manage our rapid growth; our ability to continue to identify attractive acquisition targets and consummate future acquisitions on favorable terms (including Windstar Cruises); our ability to accurately estimate contract risks; our ability to service our debt (including the seller financing which will be secured upon the consummation of the Windstar Cruises transaction) and other factors discussed more specifically in our annual, quarterly and periodic filings with the Securities and Exchange Commission on Form 10-K, 10-Q and 8-K. Any projections provided in this release are based on limited information currently available to management and are subject to change. We are providing this information as of the date of this release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Additional Information

For further information please contact: Brian Schaefgen of Ambassadors International, Inc. at (949) 759-5900.

Summary financial information is as follows (in thousands, except per share amounts):

	Three Months Ended December 31,
	2006	2005
	(unaudited)
Revenues:
Passenger ticket revenue	$17,694	$—
Onboard and other cruise revenue	1,484	—
Marine revenue	27,469	209
Travel, incentive and event related	2,299	1,856
Net insurance premiums earned	1,487	2,692

	50,433	4,757

Costs and operating expenses:
Cruise operating expenses	14,583	—
Cost of marine revenue	20,469	—
Selling and tour promotion	7,574	796
General and administrative	10,166	3,390
Depreciation and amortization	1,473	79
Loss and loss adjustment expenses	922	1,489
Insurance acquisition costs and other operating expenses	640	1,099

	55,827	6,853

Operating loss	(5,394)	(2,096)

Other income (expense):
Interest and dividend income	764	941
Realized gains on sale of available-for-sale securities	—	16
Interest expense	(1,043)	—
Other, net	3,227	(28)

	2,948	929

Loss before benefit for income taxes	(2,446)	(1,167)
Benefit for income taxes	(622)	(1,018)

Net loss	$(1,824)	$(149)

Loss per share:
Basic	$(0.16)	$(0.01)
Diluted	$(0.16)	$(0.01)

Weighted-average common shares outstanding:
Basic	11,077	10,423
Diluted	11,077	10,423

	Year Ended December 31,
	2006	2005
	(unaudited)
Revenues:
Passenger ticket revenue	$68,341	$—
Onboard and other cruise revenue	9,047	—
Marine revenue	46,614	758
Travel, incentive and event related	13,143	14,726
Net insurance premiums earned	8,848	11,456

	145,993	26,940

Costs and operating expenses:
Cruise operating expenses	45,595	—
Cost of marine revenue	34,516	—
Selling and tour promotion	17,423	3,144
General and administrative	34,186	12,684
Depreciation and amortization	4,036	374
Loss and loss adjustment expenses	5,249	6,051
Insurance acquisition costs and other operating expenses	3,564	4,563

	144,569	26,816

Operating income	1,424	124

Other income (expense):
Interest and dividend income	3,459	3,054
Realized gains on sale of available-for-sale securities	1,085	34
Interest expense	(3,136)	(5)
Other, net	3,296	1,046

	4,704	4,129

Income before provision for income taxes	6,128	4,253
Provision for income taxes	414	1,111

Net income	$5,714	$3,142

Earnings per share:
Basic	$0.54	$0.30
Diluted	$0.50	$0.30

Weighted-average common shares outstanding:
Basic	10,668	10,321
Diluted	11,445	10,597

In January 2006, concurrent with certain acquisitions, the Company realigned its business segments as follows: (i) Cruise, (ii) Marine, which will include the operations of BellPort and Bellingham Marine, (iii) Travel and Events, which will include the operations of Ambassadors, (iv) Insurance, which will include the operations of Cypress Re and (v) Corporate and Other, which will consist of general corporate assets (primarily cash and cash equivalents and investments) and other activities which are not directly related to our operating segments.

Summary of business segment information is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
	(unaudited)		(unaudited)
Revenue:
Cruise	$19,178	$—	$77,388	$—
Marine	27,469	209	46,614	758
Travel and Events	2,299	1,856	13,143	14,726
Insurance	1,487	2,692	8,848	11,456
Corporate and Other	—	—	—	—

Total revenue	$50,433	$4,757	$145,993	$26,940

Operating income (loss):
Cruise	$(4,343)	$—	$2,941	$—
Marine	2,365	(65)	3,567	(61)
Travel and Events	(1,148)	(1,110)	1,036	2,550
Insurance	(75)	104	35	842
Corporate and Other	(2,193)	(1,025)	(6,155)	(3,207)

Total operating income (loss)	$(5,394)	$(2,096)	$1,424	$124

Summary balance sheet information is as follows (in thousands):

	December 31, 2006	December 31, 2005
	(unaudited)
Assets:
Current assets:
Cash and short-term investments	$55,654	$95,131
Accounts receivable, net	25,077	2,976
Costs in excess of billings on construction contracts	7,061	—
Premiums receivable	14,549	14,135
Deferred policy acquisition costs	330	1,668
Reinsurance recoverable	2,152	1,257
Prepaid reinsurance premiums	252	1,095
Inventory	3,383	—
Deferred income taxes	1,606	414
Prepaid program costs and other current assets	8,878	2,524

Total current assets	118,942	119,200

Property and equipment, net	117,155	595
Goodwill	9,181	8,996
Other intangibles	4,666	1,325
Deferred income taxes	235	2,444
Other assets	3,794	2,223

Total assets	$253,973	$134,783

Liabilities:
Current liabilities:
Accounts payable and accrued and other expenses	$27,643	$4,477
Participant and passenger deposits	17,622	6,124
Billings in excess of costs on construction contracts	4,334	—
Loss and loss adjustment expense reserves	11,826	9,021
Unearned premiums	1,220	5,779
Deferred gain on retroactive reinsurance	19	151
Current portion of long term debt	4,417	—

Total current liabilities	67,081	25,552

Non-current participant and passenger deposits	40	5
Long term debt, net of current portion	71,027	—

Total liabilities	138,148	25,557

Stockholders’ equity	115,825	109,226

Total liabilities and stockholders’ equity	$253,973	$134,783